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On May 23, 2024, Tesla, Inc. (“Tesla”) posted the following presentation (the “Presentation”) to its website, www.VoteTesla.com, and provided the Presentation to Institutional Shareholder Services and Glass, Lewis & Co. Copies of the Presentation and the updated website materials, other than those previously filed, are below.

May 2024

© 2024 Tesla, Inc. PROPOSAL 3 Approve the redomestication of Tesla from Delaware to Texas by conversion Texas is Tesla’s home and future, and the Board believes unifying operations and incorporation is in stockholders’ best interests Texas law aligns with Tesla’s mission Stockholders have substantially equivalent rights under Delaware and Texas law No reduction in economic, governance, or litigation rights vis-à-vis Delaware PROPOSAL 4 Ratify the 100% performance-based option award to Elon that was approved by Tesla’s stockholders in 2018 Avoids uncertainty about Elon’s motivation by honoring the Company's contract and compensating Elon as we promised for delivering extraordinary value, which he did 73% of disinterested stockholder votes were cast FOR the 2018 CEO Performance Award ("2018 Award") Thousands of stockholders asked Tesla to let them vote again now Tesla needs stockholder support to ensure it fulfills its mission and continues to grow stockholder value The Tesla Board of Directors Is Asking Stockholders to Vote FOR Proposals Three and Four 2 1. Source: FactSet. Based on change in market value from March 21, 2018 to December 31, 2023. Tesla has been one of the most successful enterprises of our time Tesla is leading the sustainability movement and has become the world’s leading automotive brand In just the last six years, Tesla stockholders have seen more than $735 billion1 of market value creation Our future depends on the continued execution against an ambitious agenda of innovation

© 2024 Tesla, Inc. Leading the way in accelerating the world’s transition to sustainable energy The Tesla Ecosystem: More Than an Automotive Company 3

The Past Six Years: Transformative Growth, Extraordinary Value Creation

With intense and dedicated focus, Tesla has pursued its mission, grown tremendously and created extraordinary value for stockholders

Six Years Ago	Present Day
Loss-making, ambitious company with significant hurdles and challenges to overcome	Industry-leading developer of autonomous driving and first vertically integrated sustainable energy company
Revenues $11.8 billion[1]	7x increase of revenues to $96.8 billion[4]
Delivered 103,184 vehicles in 2017	Delivered 1.8 million vehicles in 2023
$2.2 billion loss[2]	$15.0 billion profit[5]
EVs not mainstream or popular – only 1.2 million sold by all automakers in 2017[3]	Popularized EVs; Tesla Model Y best-selling vehicle in the world with over 1.2 million deliveries in 2023 alone[6]



More than $735 billion[7] of value creation and ~1,100% TSR[8]

1. Refers to 2017 full-year revenue. 2. Refers to 2017 net loss, as disclosed on Form 10-K. 3. International Energy Agency report on electric vehicles (https://www.iea.org/energy-system/transport/electric-vehicles). 4. Refers to 2023 full-year revenue and increase from 2017 full-year revenue. 5. Refers to 2023 net income, as reported on Form 10-K. 2023 net income includes a one-time non-cash tax benefit of $5.93 billion for the release of valuation allowance on certain deferred tax assets. 6. As of YE2023. 7. Source: FactSet. Based on change in market value from March 21, 2018 to December 31, 2023. 8. Total stockholder return as measured from March 2018 through year-end 2023.

TESLA
© 2024 Tesla, Inc.
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© 2024 Tesla, Inc. 5 Embarking on our next phase of growth to generate significant additional value for stockholders Our Next Growth Vector Is Equally Ambitious Putting the auto in automotive 1.3 billion miles driven2 – so far – on Tesla’s Supervised Self-Driving technology software Extending our lead in EVs through product and financing Developing differentiated models, including more affordable options, paired with attractive financing packages Establishing autonomous ride-hailing network Purpose-built robotaxi expected to be demo’ed this year Optimus, the humanoid robot Leading AI capabilities and designed for volume production Increasing AI compute capabilities Grew AI training compute by more than 130% in Q1 20241 1. Q1 2024 earnings presentation. 2. As of April 21, 2024. Fulfilling our mission and advancing our business depends on significant levels of innovation

The Special Committee and Its Independent, Rigorous Process

© 2024 Tesla, Inc. 7 History of the Special Committee & Its Thoughtful, Rigorous and Independent Process Prior to 2024 Moved HQ to Texas in 2021; redomestication considered by management and independent directors January 30, 2024 Tornetta ruling invalidated Elon's 2018 CEO Performance Award February 10, 2024 Board created a Special Committee, which chose its own independent legal and financial advisors, to consider redomestication, recognizing that such a matter is a Board decision, not a CEO one March 5, 2024 Expanded mandate to consider ratification of 2018 Award at the Committee’s request January 31, 2024 Elon posted on X: ”Tesla will move immediately to hold a shareholder vote to transfer state of incorporation to Texas" The Special Committee's Process Robust process over 8 weeks, including 16 meetings for more than 26 hours, with thousands of hours of analysis by outside, independent advisors Elon and Kimbal Musk recused themselves – did not participate in Board meetings or influence process Committee fully empowered to decide on both redomestication and ratification – including to reject both redomestication and ratification outright Committee interviewed directors and executives Prepared and delivered comprehensive public report explaining process, considerations and deliberated decisions Committee filed its detailed report in Tesla’s proxy to provide full transparency to stockholders to inform their vote, including supporting report from corporate governance expert from University of Chicago Law School

© 2024 Tesla, Inc. 8 The Special Committee’s Extensive Analysis to Determine What Is in the Best Interests of Tesla Stockholders Redomestication to Texas Started with all 50 states and even outside U.S. Examined options based on their legal systems and stockholder rights Committee’s financial advisor examined market practices and conducted quantitative analysis to determine if there was any observable Delaware premium Committee reviewed precedent redomestications from Delaware to Texas Considered TripAdvisor decision regarding non-ratable benefits to directors from Nevada redomestication; evaluated and found no non-ratable benefits for Texas redomestication Ratification of the 2018 Award Analyzed potential alternatives to ratification, including not ratifying Received and considered substantial input from institutional and retail stockholders, making note of “powerful and persuasive” feedback from stockholders Concluded ratification would avoid prolonged uncertainty about Elon’s compensation and motivation to devote his time and energy to Tesla Process and proxy designed to address the issues raised by the Delaware court and disclose detailed information to allow stockholders to make fully informed decisions Determined costs associated with any new replacement package would substantially exceed costs of ratification Determined, based on all relevant considerations, redomestication in Texas and ratification of the 2018 Award are both in the best interests of all stockholders

PROPOSAL 3 Redomestication in Texas

Texas Is Tesla's Home

Redomestication in Texas is the logical evolution for Tesla as it marries its operational footprint and its values with its state of incorporation

Texas is already our business home; our headquarters – and our future – are in Texas

Our Gigafactory Texas is one of the largest factories in the U.S., covering 2,500 acres along the Colorado River, and is the manufacturing hub for our most innovative vehicles, including the Cybertruck and Model Y

Thousands of manufacturing, operations and engineering employees, as well as our executives, are based in Texas

July 2020
Announced Gigafactory Texas

October 2021
Moved corporate headquarters to Texas and launched auto insurance in Texas

December 2021
Began production at Gigafactory Texas

April 2022
Gigafactory Texas officially opens

June 2022
Gigafactory Texas reaches a run rate of 1,000 units per week

December 2022
Gigafactory Texas reaches a run rate of 3,000 units per week

January 2023
Announced Gigafactory Texas expansion

March 2023
Hosted first Investor Day, held at our Texas headquarters

TESLA
© 2024 Tesla, Inc.
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© 2024 Tesla, Inc. Texas' Legal Regime Permits Tesla to Innovate and Pursue Its World-Changing Mission 11 Texas’ legal regime allows Tesla to promote its strong mission Express statutory provision that would allow directors to consider the company’s mission – a mission that is fundamental to Tesla’s culture and critical to recruitment, motivation and retention from the factory floor to the boardroom Tesla stockholders care about advancing our mission Tesla stockholders believe fundamentally in our mission The company received letters from thousands of Tesla stockholders – large and small – supporting a move home to Texas, recognizing it’s where we belong Tesla’s identity is intertwined with its Texas headquarters Many of the most successful companies in the U.S. are incorporated in the state where they are headquartered – i.e., their home state (e.g., MSFT, AAPL) There is value in business disputes being heard where Tesla is headquartered – the community is directly impacted by court decisions affecting our company Redomesticating in Texas builds on Tesla’s relationships with state and local communities, including government actors, employees and other stakeholders, which are critical to Tesla, and reinforces our commitment to the state

© 2024 Tesla, Inc. 12 Texas stockholders have substantially equivalent rights as in Delaware Texas has substantially equivalent governance rights, with ability to call a special meeting added to Texas charter Texas law also affords stockholders substantially equivalent economic and litigation rights as in Delaware Governance experts have opined that stockholder rights are not negatively impacted by a reincorporation from Delaware to Texas1 No “Delaware premium” Redomestication in Texas is not expected to affect Tesla's market value Financial advisors to the Special Committee concluded, based on analysis, there is no financial premium to being incorporated in Delaware Texas would provide potential cost savings, including no franchise taxes Texas is expected to provide more certainty for innovative, big-ticket business decisions Texas is expected to provide stability and certainty through a highly defined corporate code Delaware case law is fact-specific and indeterminate, with Chancery Court wielding significant influence and ability to change corporate law Delaware courts are increasingly “second guessing” boards’ and stockholders' reasoned decisions and limiting their freedom to act decisively to create extraordinary stockholder value Texas Is the Best Place for Tesla and Its Stockholders 1. Since 2014, ISS has recommended FOR 100% of public-company redomestications to Texas (i.e., 7 out of 7, of which 5 were from Delaware to Texas). In 2022 (Alset) and 2019 (Legacy Housing), ISS wrote, “reincorporation from Delaware to Texas would appear to have a neutral impact on shareholders’ rights.” Since 2014, Glass Lewis has recommended FOR 80% of public-company redomestications to Texas (i.e., 4 out of 5, of which 3 were from Delaware to Texas). In 2019 (Legacy Housing), Glass Lewis wrote, “in most respects, the corporate statues in Delaware and Texas are comparable.” For the one redomestication from Delaware to Texas that Glass Lewis recommended against, it cited changes to the corporate charter that made it harder to call a stockholder meeting.

PROPOSAL 4 Ratification of the 2018 Award

© 2024 Tesla, Inc. Elon’s only opportunity to receive any compensation at all for his work and leadership would come from delivering transformative growth and extraordinary value to stockholders in 10 years' time. He did it in 5 years. In 2018, Tesla's Compensation Committee Designed a CEO Performance Award 100% Aligned with Stockholder Interests 14 The 2018 Award was 100% performance-based and at risk The 2018 Award was aligned with stockholders’ interests Because Elon is required to hold shares for five years after exercising options, he remains incentivized to drive value for stockholders The 2018 Award was comprised of options, not RSUs – meaning Elon’s compensation was driven by him creating value for stockholders If Elon hits ambitious targets, creating extraordinary value for stockholders If Elon fails to achieve the ambitious growth targets Elon receives stock options commensurate with that achievement Elon receives ZERO compensation Board approved 2018 Award after lengthy design process led by outside directors on Compensation Committee

© 2024 Tesla, Inc. $53.7 $100.0 $650.0 March 2018 2018 Award Lowest Milestone 2018 Award Highest Milestone $0.6 $1.5 $14.0 FY 2017 Actual 2018 Award Lowest Milestone 2018 Award Highest Milestone $11.8 $20.0 $175.0 FY 2017 Actual 2018 Award Lowest Milestone 2018 Award Highest Milestone Compensation was contingent on Elon leading Tesla to hit exceptionally ambitious targets The 2018 Award Set Bold and Ambitious Targets... 15 Revenue ($B)1 Adjusted EBITDA ($B)1 Market Value ($B)2 15x 22x 1. Source: FactSet and Company filings. 2. Source: FactSet and Company filings. Market value as of March 21, 2018, the day the 2018 Award was approved by stockholders. 12x

© 2024 Tesla, Inc. Mr. Musk’s new targets are even more ambitious than the 10-year goals from 2012 that he blew through years early. The potential value of share grants totaling 12 percent of the company is vast, but at least the Tesla board has done much more than the usual lip service in setting a serious challenge.” Antony Currie, Reuters Breakingviews (January 23, 2018) In the context of history, the financial targets Tesla has set are lofty, if not extraordinary. We note that CEO's Musk incentive targets call for Tesla's revenue to grow at a 32% compounded rate for the next 10 years, and its market cap to grow at 28% per year over the next 10 years – there are only two companies in history that have grown revenue from ~$11B to $100B in less than 10 years (Apple and Amazon).” Toni Sacconaghi, Bernstein (February 7, 2018) It’s breathtaking both in size and in terms of performance required to earn it…Like everything Musk is involved in, whether it’s building a company from scratch or launching satellites into space, this is beyond expectation.” Anders Melin, Brandon Kochkodin, Dana Hull, Bloomberg (January 23, 2018) Elon Musk will remain at Tesla under a 10- year, all-or-nothing pay package that demands massive growth. The agreement…requires that Tesla grow in $50 billion leaps, to a staggering $650 billion market capitalization. Tesla must also hit a series of escalating revenue and adjusted profit targets, only after which Musk would vest stock options worth 1 percent of company shares.” Jamie Cook, CFA, Credit Suisse (January 26, 2018) …Targets That Most Thought Were Impossible for Tesla to Achieve 16 Mr. Musk’s new compensation plan… is perhaps the most radical in corporate history: Mr. Musk will be paid only if he reaches a series of jaw-dropping milestones based on the company’s market value and operations. Otherwise, he will be paid nothing… As executive compensation plans go, Tesla’s is about as friendly to shareholders as they come.” Andrew Ross Sorkin, The New York Times (January 23, 2018) Even compared with the bullish financial modelling that has propelled Tesla to its current valuation, its new executive pay targets outlined last week look pretty ambitious… [O]nly three companies had a market value of more than $650bn at the end of 2017: Apple, Microsoft and Alphabet (Google’s parent). GM’s market capitalisation is $61.5bn and Ford is worth $41bn.” Karl West, The Guardian (January 26, 2018) The unusual package is based entirely on performance, guaranteeing no salary and no bonus, and requires Musk to reach aggressive market capitalization and financial goals in order to be paid. He would also have to hold onto his shares for five years after he receives them before selling, a rare stipulation that’s viewed as particularly shareholder-friendly…Yet compensation experts said the biggest message Musk’s new pay plan may be designed to send is not just that Tesla intends to take an unusually performance-driven approach to paying its CEO. It’s that the company has galaxy-size ambitions for its growth and aims to rival the planet’s largest tech companies over the next decade.” Jena McGregor, Washington Post (January 23, 2018)

© 2024 Tesla, Inc. And subsequent say-on-pay proposals and the election of members of the Compensation Committee have all received strong support from stockholders The 2018 Award Was Overwhelmingly Approved by Stockholders Our two say-on-pay proposals following the 2018 Award received strong support from stockholders Each of the members of the Compensation Committee who has stood for election after the 2018 Award has received strong support Support for Tesla’s Say-on-Pay Proposals1 Support for Compensation Committee Members at Next Annual Meeting1 73% of disinterested stockholders voted to approve Support for 2018 CEO Performance Award 2018 2020 & 2023 2018, 2019 & 2020 85% 91% 2020 2023 1. Source: Company filings. Vote refers to votes “For” divided by votes “For” plus votes “Against,” inclusive of votes cast by insiders. 17 89% 85% 81% Antonio Gracias (2018) Ira Ehrenpreis (2019) Robyn Denholm (2020)

© 2024 Tesla, Inc. 2017-2023 Revenue Growth1 2017-2023 Adjusted EBITDA Growth1 2018-2023 Total Stockholder Return2 Motivated by the 2018 Award, Elon has led Tesla to significant growth that has surpassed that of other leading technology companies The 2018 Award Did What It Was Supposed to Do 1 Source: Bloomberg and Company filings. Data is calendarized. NVIDIA data is calendarized by multiplying the totals from the beginning and ending January quarters by 1/3 and 2/3, respectively (to represent the number of months in each quarter that fell within the calendar year), and adding those totals to the other three quarters within each calendar year. Adjusted EBITDA refers to EBITDA plus stock-based compensation. 2. Source: Bloomberg. Data measures total stockholder return from March 21, 2018 to December 31, 2023. 1078% TSLA NVDA AAPL MSFT GOOGL META AMZN 2482% TSLA NVDA AMZN GOOGL MSFT META AAPL 723% TSLA NVDA META AMZN GOOGL MSFT AAPL 18

© 2024 Tesla, Inc. In January 2024, Delaware Court overturned the will of Tesla stockholders Ratification of the 2018 Award Protects Stockholder Democracy... 19 Ratification ensures stockholders’ voices are heard on this critical matter As Tesla shareholders, we want our shareholder votes to count (not be rescinded years later); we want Tesla CEO Elon Musk to be compensated for his Past Work (that is keep ALL stock options previously awarded for meeting the 2018 Musk Incentive Comp Plan milestones)… [We] [w]ould like the Board to explore options to affirm the shareholder vote in support of keeping […] Tesla’s 2018 CEO Compensation Plan active and in place.” Letter to Tesla's Board of Directors on Behalf of 5,821 Stockholders The requirements of the 2018 package were extraordinarily ambitious — and they were delivered. It is not reasonable for investors to expect to re-absorb the canceled options and consider all that value creation to have been delivered to us for no consideration. Therefore, if it is legally advisable, we suggest simply subjecting the original 2018 package to a new shareholder vote, accompanied by expansive disclosure as to the process undertaken and the potential conflicts of interest that were considered at the time.” T. Rowe Price Shareholders voted overwhelmingly in favour of the CEO’s compensation package in 2018. I subsequently bought stock with full awareness and understanding of the implications and nature of Elon’s compensation structure. Contrary to the assumption of ignorance or misinformation, my investment was made after careful consideration and analysis of the proposed incentives and their alignment with the company’s long-term goals, as well as my own aspirations for gains.” Letter to the Delaware Court from a Tesla stockholder The Court sided with a stockholder plaintiff who owned just nine Tesla shares when he sued, and who now seeks a fee of more than $5 billion from Tesla (and its stockholders) The Court’s decision overturned the will of stockholders – 73% of disinterested stockholders voted to approve the 2018 Award

© 2024 Tesla, Inc. 20 Less costly option to compensate for past work and to incentivize Elon for the future …While Ensuring We Compensate Our CEO As Promised New Compensation Award Would Be Costly A functionally equivalent1 grant of new options could result in an accounting charge of more than $25 billion, compared to the $2.3 billion granted in 2018 Per the Special Committee, Elon Confirmed That the 2018 Award Would Incentivize and Motivate Him For the Future Under Elon’s leadership, Tesla is well-positioned to lead in large and rapidly growing markets, with an evolving and vast ecosystem of transformative technologies Ratification Compensates Elon for Value Created Elon told the Committee he wants to be treated fairly and with respect. He performed, against all odds, in accordance with the terms of the deal, delivering extraordinary value for Tesla stockholders A deal should be a deal: stockholders approved the plan. Elon hit the targets. We should hold up our end of the deal. 1. Refer to Special Committee report.

© 2024 Tesla, Inc. Concern Raised… … What Actually Happened Award locked in high-pay opportunities for years and diminished Compensation Committee’s ability to adjust pay levels to reflect shifts in performance or strategy. No adjustment of pay levels was necessary. Within five years – half the time of the 2018 award period – Elon met all performance metrics and transformed the company’s financial profile. Alternate operational goals provide for significant vesting regardless of sustained profitability. Several tranches could be earned based on either revenue or adjusted EBITDA targets. Other than two tranches, which were met based on revenue, every other tranche was met based on hitting high EBITDA performance hurdles. Elon successfully turned profit from a $2.2 billion loss to a $15.0 billion net income.1 Adjusted EBITDA targets excluded stock compensation expense. Elon delivered positive earnings beyond the amount returned as compensation. Removing impact of all stock-based compensation expenses, Tesla still hit each EBITDA target (unadjusted for stock-based compensation) in short order. Achieving targets would lead to high compensation level for Elon without commensurate compounded revenue growth and compounded share price growth (only slightly outpacing S&P 500). Elon delivered all tranches in five years, which translates to an astonishing compound share price growth of 45%2 and a compound revenue growth of 47%.3 The actual stock price growth delivered was more than 9 times the S&P 500 over the same period.4 Magnitude of the award was not discussed transparently with investors. The magnitude of the award was clearly outlined in the 2018 proxy statement, including the value that would be realized upon achievement of the targets. There is a lack of clear prohibitions against repricing the grant. The options were not repriced and cannot be without stockholder approval. 1. Refers to 2017 and 2023 net loss / net income, as reported on Form 10-K, respectively. 2023 net income included a one-time non-cash tax benefit of $5.93 billion for the release of valuation allowance on certain deferred tax assets. 2. Based on the period from March 21, 2018 to December 31, 2022. 3. Based on revenue growth from the last twelve months ended March 31, 2018 and March 31, 2023, respectively. 4. Source: Bloomberg: Based on the period from March 21, 2018 to December 31, 2022. ∂ ∂ ∂ ∂ ∂ ∂ Concerns Raised in 2018 Around the Award Did Not Materialize 21

© 2024 Tesla, Inc. PROPOSAL 3 Approve the redomestication of Tesla from Delaware to Texas by conversion Texas is Tesla’s home and future, and the Board believes unifying operations and incorporation is in stockholders’ best interests Texas law aligns with Tesla’s mission Stockholders have substantially equivalent rights under Delaware and Texas law No reduction in economic, governance, or litigation rights vis-à-vis Delaware PROPOSAL 4 Ratify the 100% performance-based option award to Elon that was approved by Tesla’s stockholders in 2018 Avoids uncertainty about Elon’s motivation by honoring the Company's contract and compensating Elon as we promised for delivering extraordinary value, which he did 73% of disinterested stockholder votes were cast FOR the 2018 Award Thousands of stockholders asked Tesla to let them vote again now Tesla needs stockholder support to ensure it fulfills its mission and continues to grow stockholder value The Tesla Board of Directors Is Asking Stockholders to Vote FOR Proposals Three and Four 22 1. Source: FactSet. Based on change in market value from March 21, 2018 to December 31, 2023. Tesla has been one of the most successful enterprises of our time Tesla is leading the sustainability movement and has become the world’s leading automotive brand In just the last six years, Tesla stockholders have seen more than $735 billion1 of market value creation Our future depends on the continued execution against an ambitious agenda of innovation

Appendix

© 2024 Tesla, Inc. The Special Committee Was Independent, Highly Qualified and Well Advised 24 Advised by Wholly Independent Advisors Lead Counsel Sidley Austin Delaware Counsel Abrams & Bayliss Corporate Law and Governance Expert University of Chicago Law School Professor Financial Advisor Houlihan Lokey Kathleen Wilson-Thompson has been a member of the Tesla Board since December 2018. Ms. Wilson-Thompson previously served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company, from December 2014 to January 2021, and as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at The Kellogg Company, a food manufacturing company, from January 1991 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson also serves on the boards of directors of Wolverine World Wide, Inc. and McKesson Corp. Ms. Wilson-Thompson holds an A.B. in English Literature from the University of Michigan and a J.D. and L.L.M. (Corporate and Finance Law) from Wayne State University. Kathleen Wilson-Thompson Independent Director National reputation; prior C-Suite and other director roles at Fortune 500 companies Personally spent over 200 hours on Committee’s process No personal ties to Elon or other directors

© 2024 Tesla, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (Unaudited) 25 In millions of USD 2017 2023 Net (loss) income attributable to common stockholders (GAAP) (1,962) 14,997 Interest expense 471 156 Provision for (benefits from) income taxes 32 (5,001) Depreciation, amortization and impairment 1,636 4,667 Stock-based compensation expense 467 1,812 Adjusted EBITDA (non-GAAP) 644 16,631

For questions, contact our proxy solicitor, Innisfree M&A Incorporated +1 (877) 800-5182 (U.S. and Canada) +1 (412) 232-3651 (all other countries) 26

© 2024 Tesla, Inc. 28 Additional Information and Where to Find It Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com. Participants in the Solicitation The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement. Forward-Looking Statements This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.

On May 23, 2024, Elon Musk posted the following on X.

Additional Information and Where to Find It

Tesla has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.